Exhibit 99.1

NEWS RELEASE

Sanford M. Litvack Joins ParkerVision Board of Directors

Jacksonville, Florida, October 31, 2022 -- ParkerVision, Inc. (OTCQB: PRKR) announced today that it has named Sanford (Sandy) Litvack to its Board of Directors, expanding the Board to five members, four of whom are independent.

Mr. Litvack is a partner with Chaffetz Lindsey LLP and has a broad corporate litigation background, handling a wide array of complex matters, including patent and other intellectual property issues. Litvack served as Assistant Attorney General in charge of the Antitrust Division of the Department of Justice and was selected by President George W. Bush to serve as a member of the Antitrust Modernization Commission.

In addition to his courtroom experience, Mr. Litvack spent a decade at the Walt Disney Company holding various roles from general counsel to chief of corporate operations and vice chairman of the board of directors. He is also a former director of Hewlett Packard. Mr. Litvack currently serves on the board of directors for L Catterton Asia Acquisition Corp., a special purpose acquisition company.

“We are excited to have Sandy join the ParkerVision board. His extensive background in both corporate operations and litigation matters will enhance the knowledge and experience of our board,” stated Jeffrey Parker, CEO of ParkerVision. “We look forward to his contributions that will help to shape the future for ParkerVision.”

About ParkerVision

ParkerVision, Inc. (OTCQB:PRKR) invents, develops, and licenses cutting edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. For more information, please visit www.parkervision.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2021, and Forms 10-Q for the quarters ended March 31 and June 30, 2022. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy French                                                         Tony Vignieri

Chief Financial Officer                                          Communications Director

cfrench@parkervision.com                                    tvignieri@parkervision.com

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